RESEARCH SOLUTIONS, INC.

Filed Pursuant to Rule 424(b)(3)

Registration No.  333-191832

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated December 5, 2013)

This is a prospectus supplement to our prospectus dated December 5, 2013 relating to the resale from time to time by selling stockholders of up to 1,408,998 shares of our common stock. This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

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On December 5, 2013, Potomac Investments, LLC, a selling stockholder listed in the prospectus, transferred warrants to purchase an aggregate of 200,000 shares of our common stock to Ralph Olson, and transferred warrants to purchase an aggregate of 199,999 shares of our common stock to Washington Capital, LLC. Of the warrants transferred by Potomac Investments, LLC, (i) (A) 222,221 have an exercise price of $1.75 and (B) 177,778 have an exercise price of $2.25 per share; (ii) 133,332 warrants with an exercise price of $1.75 expire on October 29, 2014 and (iii) the balance of the warrants expire on December 21, 2014. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice. The information appearing under the heading “Selling Stockholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

	Securities Beneficially Owned				Securities Beneficially Owned
	Before Sale (1)				After Sale (2)
	Shares		Shares
Selling	Held	Warrants/	Being	% of		% of
Shareholder	Outright	Options	Registered	Class	Amount	Class
Ralph Olson (3)	-	200,000	200,000	*	-	-
Washington Capital, LLC (4)	-	199,999	199,999	*	-	-

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*	Represents less than 1%
(1)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 17,564,164 common shares outstanding as of March 10, 2014.
(2)	Assumes the sale of all shares being registered.
(3)	The shares being registered underlie Consulting Warrants issued in 2010.
(4)	The shares being registered underlie Consulting warrants issued in 2010. Martin A. Sumichrast and Cindy R. S Sumichrast share voting and dispositive control with respect to the securities being offered.

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The date of this prospectus supplement is March 12, 2014